Exhibit 10.8

ESCALADE, INCORPORATED 2017 INCENTIVE PLAN

Stock Option Award Agreement

THIS STOCK OPTION AWARD AGREEMENT (this “Award Agreement”) evidences the Stock Option Award (the “Award”) granted by ESCALADE, INCORPORATED, an Indiana corporation (the “Company”) to the Participant (as defined below) as to the number of Stock Options set forth below. This Award is made pursuant to the Escalade, Incorporated 2017 Incentive Plan (the “Plan”).

Name of Participant:	(“Participant”)

Date of Grant:	(“Grant Date”)

Number of Stock Options:

Type of Stock Options:

Option Price per Share[1]:

Expiration of Stock Options:

Vesting Schedule: Subject to the terms of the Plan and this Award, the Stock Options will become first exercisable as follows:

Number of Stock Options	Vesting Date

Vesting Conditions - Continued Employment: Except as provided in the attached Terms upon separation of service due to a Change in Control of the Company, you must be continuously employed by the Company in order for the Stock Options to vest.

Stock Options: Each Stock Option is deemed to be the equivalent of one Share of the Company’s common stock. Pending vesting of the Stock Options and the exercise thereof and the issuance of the underlying Shares, you will not have any of the rights of a stockholder with respect to the Shares subject to the Stock Options. Accordingly, you will not have the right to vote such Shares or receive dividends until exercise of the Stock Options and payment for the Shares is made under this Award Agreement.

1 Option price must be at least equal to 100% of the Fair Market Value of the Shares on the Grant Date (as defined in the Plan).

Terms and Conditions of this Award: This Award is subject to, and governed by, the provisions of the Plan and the Terms and Conditions of Stock Option Award (the “Terms”) attached to this Award Agreement, all of which are incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award or the Terms, the Plan shall control.

Defined Terms: Unless the context requires otherwise, terms used in this Award Agreement and/or in the Terms shall have the same meaning as in the Plan.

Acceptance and Agreement: This Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. The Company and the Participant agree to the terms of this Award Agreement, to the attached Terms and to the provisions of the Plan. The Participant acknowledges receipt of a copy of the Terms and of the Plan.

IN WITNESS WHEREOF, this Award Agreement has been executed by the Company and the Participant effective as of this __ day of _________, 20__.

PARTICIPANT	ESCALADE, INCORPORATED

By:
Name:	Name:
Title:

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ESCALADE, INCORPORATED 2017 INCENTIVE PLAN

Terms and Conditions of Stock Option Award

1.           Termination of Employment

(a)          Effect on Unvested Stock Options. In the event of the Participant’s termination of employment from the Company and its Subsidiaries, the Stock Options that were not vested on the date of such termination of employment shall be immediately forfeited.

(b)          Effect on Vested Stock Options. In the event of the Participant’s termination of employment from the Company and its Subsidiaries, other than as a result of death, Disability or Change in Control of the Company, the Stock Options that were vested on the date of such termination of employment shall remain exercisable until the sooner of the expiration date or 90 days following termination of employment. In the event of the Participant’s death or Disability while employed by the Company or a Subsidiary, the Stock Options that were vested on the date of such death or Disability shall remain exercisable until the sooner of the expiration date or for such period of time as allowed pursuant to the Internal Revenue Code as then in effect (but in no event longer than 12 months after the date of death or Disability). For purposes of this Agreement “Disability” shall mean that the Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee's determination as to whether the Participant is disabled shall be final and binding on all parties concerned.

2.           Change in Control

(a)          Vesting of Stock Options. In the event of a Change in Control of the Company (or any Subsidiary for whom the Participant is performing services at the time of the Change in Control) in which the successor company does not assume or substitute for the Stock Options on substantially the same terms and conditions (which may include payment in shares of the common stock of the successor company), all of such Stock Options shall become fully vested, provided the Participant is then employed by the Company or a Subsidiary. If the successor company in a Change in Control does assume or substitute for the Stock Options credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the successor company) and within 24 months thereafter the Participant’s employment is terminated by the Company without Cause, all of such Stock Options shall become fully vested.

(b)          Cause. For purposes of this Section “Cause” shall mean (i) the conviction of the Participant of, or plea of nolo contendere by the Participant to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Participant for a felony or misdemeanor involving moral turpitude under the federal securities laws; (iii) the willful misconduct or gross negligence by the Participant resulting in material harm to the Company; (iv) the willful breach by the Participant of the Participant’s duties or responsibilities; or (v) fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary, or willful violation by the Participant of a policy or procedure of the Company, resulting in any case in material harm to the Company.

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3.           Exercise of Stock Options.

(a)          Notice of Exercise. Vested Stock Options shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)          Payment for Shares. Full payment of the Option Price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement, or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

4.           Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

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5.           Cancellation of Award. In the event that the members of the Company’s Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ Stock Market determine in their sole discretion that the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, then (A) the Stock Options shall be forfeited effective as of the date on which the Participant first engaged in such fraud or misconduct, and (B) the Participant shall within 10 days after written notice from the Company return to the Company any Shares and dividends paid by the Company to the Participant with respect to the Stock Options and, if the Participant has previously sold all or a portion of the Shares paid to the Participant by the Company, the Participant shall pay the proceeds of such sale to the Company.

6.           Federal Income Tax Considerations. Subject to changes in federal tax laws, rules and regulations, the expected U.S. federal income tax considerations relating to an Award of Stock Options are as follows:

(a)          Incentive Stock Options. If the Stock Options have been designated on page 1 of the Award Agreement as Incentive Stock Options, then no taxable income is realized by the Participant upon exercise of an Incentive Stock Option granted under the Plan, and if no disposition of those Shares is made by the Participant within two years after the Grant Date or within one year after the transfer of those Shares to the Participant, then (a) upon the sale of the Shares, any amount realized in excess of the Option Price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an Incentive Stock Option, the Participant may be subject to alternative minimum tax on certain items of tax preference. If the Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the Fair Market Value of the Shares at exercise (or, if less, the amount realized upon disposition of the Shares) over the exercise price, and (b) the Company will be entitled to deduct such amount. Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by the Company. If an Incentive Stock Option is exercised at a time when it no longer qualifies as an Incentive Stock Option, the option will be treated as a Non-Qualified Stock Option. In addition, if the aggregate fair market value of Shares (determined at the Grant Date) subject to Stock Options designated as Incentive Stock Options held by the Participant that first become exercisable during any calendar year exceeds $100,000, then the portion of such Incentive Stock Options equal to such excess shall be treated as Non-Qualified Stock Options.

(b)          Non-Qualified Stock Options. If the Stock Options have been designated on page 1 of the Award Agreement as Non-Qualified Stock Options, then no income is recognized by the Participant upon the grant of a Non-Qualified Stock Option. Upon exercise, the Participant will realize ordinary income in an amount equal to the excess of the Fair Market Value of a Share on the date of exercise over the Option Price multiplied by the number of Shares received pursuant to the exercise of such Stock Options. A subsequent sale or exchange of such Shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the Participant’s exercise of the Stock Options and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the Shares were held as a capital asset and will be long-term if such Shares were held for more than one year. The Company is entitled to a deduction for compensation paid to the Participant at the same time and in the same amount as the Participant realizes compensation upon exercise of the Stock Options.

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7.           Nontransferability. Except as otherwise permitted under the Plan, no Stock Options shall be assignable or transferable by the Participant or by the Company (other than to successors of the Company) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

8.           No Rights of a Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Stock Options until such Shares have been issued.

9.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Escalade Incorporated

817 Maxwell Avenue

Evansville, Indiana 47711

Attention: Chief Financial Officer

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records. The Company or the Participant may by writing to the other party, designate a different address for notices. Notices may be transmitted and received via fax, e-mail or such other electronic transmission mechanism as may be available to the parties pursuant to which receipt can be confirmed. Such notices shall be deemed delivered when received.

10.          Headings. The headings in these Terms and Conditions are for reference purposes only and shall not affect the meaning or interpretation of these Terms and Conditions or the applicable Award Agreement.

11.          Successors and Assigns. These Terms and Conditions and the applicable Award Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

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12.          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana, other than its conflict of laws principles.

13.         Agreement Not a Contract.  Neither the Award Agreement (and the grant of Stock Options) nor these Terms and Conditions constitutes an employment or service contract, and nothing herein or in the Award Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an Employee, or of the Company or a Subsidiary to continue Participant’s service as an Employee.

14.         Entire Agreement; Modification. The Award Agreement, these Terms and Conditions and the provisions of the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

15.         Compliance with Section 409A of the Code.

(a)          Automatic Delay of Payment. Notwithstanding anything to the contrary contained in these Terms and Conditions, the applicable Award Agreement and/or the Plan, if the Company determines that as of the date of payment the Participant is a "specified employee" (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Change in Control) payable by reason of the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than death or Disability will not be paid until the date that is 6 months following the date of termination of employment (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

(b)          General. The Award represented by the applicable Award Agreement to which these Terms and Conditions are attached is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment of the Award shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of the Award that would cause the payment or settlement thereof to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses on account of non-compliance with Section 409A of the Code.

(c)          No Impact on Other Benefits. The value of this Award is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

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16.          Severability. If any provision of these Terms and Conditions, the applicable Award Agreement and/or the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Award or part thereof, each of which shall remain in full force and effect.

17.          Conflict with Laws. If the issuance or transfer of the Shares covered by the Stock Options may in the opinion of the Company conflict or be inconsistent with any applicable federal or state securities laws or regulation, the Company reserves the right to refuse to issue or transfer such Shares until such conflicts or inconsistencies are resolved to the satisfaction of the Company. In the event that the Company’s shares of common stock are no longer registered under the Securities Exchange Act of 1934, as amended, and the Company determines that it would be impractical to register the Shares issuable upon exercise of the Stock Options and/or to satisfy the terms of potentially applicable exemptions from registration under federal or state securities laws, the Committee may in its sole discretion issue a Substitute Award (including but not limited to cash) having value reasonably believed by the Committee to be approximately equal in value to such Stock Options, and such issuance of a Substitute Award shall result in the replacement and cancellation of the Stock Options. The Participant hereby agrees to accept such Substitute Award in exchange for the Stock Options.

18.         Defined Terms. Unless the context requires otherwise, terms used in these Terms and Conditions and/or in the Award Agreement shall have the same meaning as in the Plan.

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